 Exhibit 99.1

EyeGate Announces $5.0 Million Registered Direct Offering Priced At-The-Market under Nasdaq Rules

WALTHAM, MA, December 31, 2019 (ACCESSWIRE) — EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG) (“EyeGate” or “the Company”), a clinical-stage company focused on developing products for treating disorders of the eye, today announced that it has entered into a definitive agreement with certain institutional investors to purchase 500,000 shares of the Company’s common stock at a purchase price of $10.00 per share, for aggregate gross proceeds of $5.0 million in a registered direct offering priced at-the-market under Nasdaq Rules.

The closing of the offering is expected to take place on or about January 3, 2020, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

EyeGate intends to use the net proceeds to obtain additional capital to support its operations, including for clinical trials, for working capital and for other general corporate purposes, which will include the pursuit of other research and development efforts and could also include the acquisition or in-license of other products, product candidates or technologies, though no such acquisition or in-license is current contemplated.  EyeGate has not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes.

The shares of common stock described above will be offered and sold by EyeGate pursuant to an effective shelf registration statement on Form S-3 (file No. 333-231204), which was filed with the Securities and Exchange Commission (the “SEC”) on May 3, 2019 and subsequently declared effective on May 13, 2019 (File No. 333-231204) (the “Registration Statement”), and the base prospectus dated as of May 13, 2019 contained therein. EyeGate will file a final prospectus supplement with the SEC in connection with the sale of the shares of its common stock and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and the accompanying base prospectus may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at 646-975-6996 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About EyeGate

EyeGate is a clinical-stage specialty pharmaceutical company focused on developing and commercializing products for treating diseases and disorders of the eye.

EyeGate’s lead product, Ocular Bandage Gel (“OBG”), is based on a modified form of the natural polymer hyaluronic acid, which is a gel that possesses unique properties providing hydration and healing when applied to the ocular surface. EyeGate is in the clinic for two different patient populations: photorefractive keratectomy (“PRK”) surgery to demonstrate corneal wound repair and punctate epitheliopathies (“PE”), which includes the treatment of dry eye.

The objective of OBG is to re-epithelialize the cornea, reduce the risk of infection, improve symptoms, and improve ocular surface integrity. Often current treatments fall short as they are ineffective in protecting and enabling corneal re-epithelialization.

If EyeGate receives FDA approval following successful completion of the PRK pivotal study, EyeGate believes OBG will be the only prescription hyaluronic acid eye drop in the U.S. and the only eye drop in the U.S. approved for the healing of corneal epithelial defects. Additionally, if the clinical trials for patients with PE are successful, EyeGate believes OBG will be the only eye drop in the U.S. approved for the treatment of PE.

EGP-437, EyeGate’s other product, incorporates a reformulated topically active corticosteroid, Dexamethasone Phosphate, that is delivered into the ocular tissues through EyeGate’s proprietary innovative drug delivery system, the EyeGate II Delivery System.

For more information, please visit www.EyeGatePharma.com.

EyeGate Social Media

EyeGate uses its website (www.EyeGatePharma.com), Facebook page (https://www.facebook.com/ EyeGatePharma/), corporate Twitter account (https://twitter.com/EyeGatePharma), and LinkedIn page (https://www.linkedin.com/company/135892/) as channels of distribution of information about EyeGate and its product candidates. Such information may be deemed material information, and EyeGate may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor EyeGate’s website and its social media accounts in addition to following its press releases, SEC filings, public conference calls, and webcasts. The social media channels that EyeGate intends to use as a means of disclosing the information described above may be updated from time to time as listed on EyeGate’s investor relations website.

Safe Harbor Statement

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, EyeGate’s expectations regarding the completion, timing, use of proceeds of the offering described in this press release, whether expressed or implied, the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s OBG product, as well as the success thereof, which approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, market conditions and certain risk factors described under the heading “Risk Factors” contained in EyeGate’s Annual Report on Form 10-K filed with the SEC on March 1, 2019 or described in EyeGate’s other public filings. EyeGate’s results may also be affected by factors of which EyeGate is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based, except as required by law.

Contact

Joseph Green
Edison Advisors for EyeGate Pharmaceuticals
646-653-7030
jgreen@edisongroup.com